Exhibit 10.28.4

McJunkin Red Man Holding Corporation

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”), is made as of [Month Day, Year] (the “Grant Date”), between McJunkin Red Man Holding Corporation, a Delaware corporation (the “Company”), and [                    ] (the “Participant”).

1. Grant of Restricted Stock. The Company hereby grants to the Participant an award of _______ Shares of Restricted Stock (the “Award”). The Shares granted shall be issued in the name of the Participant as soon as reasonably practicable after the Grant Date and shall be subject to the execution and return of this Agreement by the Participant to the Company as provided in Section 8 hereof. The Award is made under and pursuant to the McJunkin Red Man Holding Corporation 2011 Omnibus Incentive Plan (the “Plan”) which Plan is incorporated herein by reference, and the Award is subject to all of the provisions thereof. Capitalized terms used herein without definition shall have the same meanings given such terms in the Plan.

2. Restrictions on Transfer; Rights of Participant

2.1. The Shares of Restricted Stock subject to this Award may not be sold, transferred, assigned or otherwise disposed of, and may not be pledged or otherwise hypothecated (the “Transfer Restrictions”), until vested pursuant to Section 3 or 4 hereof.

2.2. Except as otherwise provided in this Agreement, the Participant shall be entitled, at all times on and after the Grant Date, to exercise all rights of a stockholder with respect to the Shares of Restricted Stock subject to this Award (whether or not the restrictions thereon shall have lapsed), including the right to vote the Shares of Restricted Stock and to receive all dividends or other distributions paid or made with respect thereto; provided, that dividends or distributions declared or paid on the Restricted Stock by the Company shall be deferred and paid to the Participant at the same time as the Shares of Restricted Stock in respect of which such dividends or distributions were made, become vested pursuant to this Agreement.

3. Vesting Schedule. So long as the Participant has remained an employee of the Company or any of its Subsidiaries continuously from the Grant Date through the applicable vesting date, the Transfer Restrictions shall lapse and the Participant shall become vested in the Award in accordance with the following schedule, subject to Section 4 hereof:

Vesting Date	Percentage of Award Vested
First anniversary of Grant Date	20%
Second anniversary of Grant Date	40%
Third anniversary of Grant Date	60%
Fourth anniversary of Grant Date	80%
Fifth anniversary of Grant Date	100%

4. Accelerated Vesting. Notwithstanding Section 3 above, the vesting of the Award shall be accelerated upon the occurrence of certain events as follows:

4.1. Death or Disability. Upon the Participant’s Termination by reason of the Participant’s death or Disability at any time on or after the Grant Date and prior to the fifth anniversary of the Grant Date, the Award will be deemed to be vested with respect to an additional 20% of the Shares subject to the Award.

4.2. Change in Control. Upon a Change in Control, the Award shall become 100% vested and exercisable.

4.3. Retirement. If the Participant’s employment with the Company and its Subsidiaries Terminates and either:

(a)	the Participant is at least 65 years of age, or

(b)	the Participant’s age plus years of service equal to at least 80,

in each case, upon that Termination, the Award shall continue to vest and become exercisable in accordance with the vesting schedule in Section 3 hereof as if the Participant remained employed with the Company and its Subsidiaries so long as the Participant does not engage in a “Prohibited Activity” as defined on Exhibit A. Any Termination described in this Section 4.3 shall herein be referred to as a “Retirement”. Notwithstanding the foregoing in this Section 4.3, the Participant must remained employed with the Company on or after:

(i)	in the case of the president or chief executive officer of the Company, the third anniversary of the Grant Date unless the Committee waives this requirement on or after the first anniversary of the Grant Date,

(ii)	in the case of executives of the Company who are on the level of senior or executive vice presidents, the third anniversary of the Grant Date unless the President waives this requirement on or after the first anniversary of the Grant Date, or

(iii)	for all other Award holders, the first anniversary of the Grant Date,

in each case, for this Section 4.3 to have effect.

5. Forfeiture

5.1. Termination of Employment. Any portion of the Award that has not vested as of the date of the Participant’s Termination for any reason other than Retirement shall be forfeited upon the Termination, and all Shares of Restricted Stock subject to the forfeited portion of the Award shall revert to the Company.

5.2. Retirement. In the case of a Termination by reason of Retirement, if the Participant engages in any Prohibited Activity (as defined in Exhibit A) following his Retirement, the non-vested portion of the Award may, in the sole discretion of the Committee, be immediately cancelled without payment of consideration therefor. If the Company receives an allegation of a Prohibited Activity, the Company, in its discretion, may suspend the vesting of the Award for up to three months to permit the investigation of the allegation. If the Company determines that the Participant did not engage in any Prohibited Activities, the Company shall deliver any Shares that would have otherwise vested but for the suspension of vesting.

6. Escrow and Delivery of Shares

6.1. Certificates or evidence of book-entry shares representing the Shares of Restricted Stock shall be issued and held by the Company in escrow and shall remain in the custody of the Company until their delivery to the Participant or his or her nominee as set forth in Section 6.2 hereof, subject to the Participant’s delivery of any documents which the Company in its discretion may require as a condition to the delivery of Shares to the Participant or his or her estate.

6.2. Certificates or evidence of book-entry shares representing those Shares of Restricted Stock that have vested pursuant to Section 3 or 4 hereof shall be delivered to the Participant (or, at the discretion of the Participant, jointly in the names of the Participant and the Participant’s spouse) or to the Participant’s nominee as soon as practicable following the applicable date as of which the Share vest.

7. [For Awards granted prior to IPO:][ [Stockholders Agreement. It is a condition to this Award that the Participant has become a party to the Stockholders Agreement as long as it is in effect.] ][For Awards granted after IPO:][Intentionally left blank.]

8. Execution of Agreements. The Award granted to the Participant shall be subject to the Participant’s execution and return of this Agreement [For Awards granted prior to IPO:][and the Stockholders Agreement, if applicable.]

9. No Right to Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to Terminate the Participant’s employment, nor confer upon the Participant any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

10. Withholding of Taxes. Prior to the delivery to the Participant (or the Participant’s estate, if applicable) of Shares of Restricted Stock that have vested pursuant to Section 3 or 4 hereof, the Participant (or the Participant’s estate) shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of such Award, or any payment or transfer under, or with respect to, such Award, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the withholding amount. The Participant shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.

11. Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto, except as otherwise permitted under the Plan.

12. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the jurisdiction set forth in the Plan, without giving effect to the conflicts of laws principles thereof.

14. Securities Laws. Upon the acquisition of any Shares pursuant to the lapse of restrictions provided for under this Agreement, the Participant will make written representations, warranties and agreements as the Committee may reasonably request to comply with applicable securities laws or with this Agreement.

15. Legend on Certificates. The certificates representing the Shares acquired pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange unless an exemption to such registration or qualification is available and satisfied. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16. Underwriter Lockup Agreement. In the event of any underwritten public offering of securities by the Company, the Participant agrees to the extent requested in writing by a managing underwriter, if any, not to sell, transfer or otherwise dispose of any Shares acquired pursuant to this Award (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 180 days or such shorter period as such managing underwriter may permit.

17. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s heirs, executors, administrators and successors.

18. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant, the Participant’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

19. Non-Transferability. Subject to the terms of the Plan, no rights under this Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Agreement may be exercised and received, respectively, during the lifetime of the Participant only by the Participant or by the Participant’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

20. Entire Agreement. This Agreement [in the case of Options granted before an IPO:][and the terms and conditions of the Stockholders Agreement] constitute the entire understanding between the Participant and the Company and its Subsidiaries with respect to the Award, and supersede all other agreements, whether written or oral, with respect to the Award.

21. Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

22. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

McJunkin Red Man HoldingCorporation

By:
Name:
Title:

Participant

By:
Name:
Title:

Exhibit A

Non-Competition and Non-Solicitation

“Prohibited Activity” shall be deemed to have occurred if the Participant:

1. directly or indirectly owns, manages, operates, joins, controls, becomes employed by, or participates in the ownership, management, operation or control of, or becomes connected in any manner, including but not limited to holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner or investor with, any Competing Enterprise. For purposes of this paragraph, the term “Competing Enterprise” shall mean any person, corporation, partnership or other entity engaged in a business in the United States or any other geographic area in which the Company does business which is in competition with any of the businesses of the Company or any of its Affiliates as of the date of the Participant’s Retirement. Upon request at any time while the Award remains outstanding, the Participant shall notify the Company of the Participant’s then current employment status.

2. interferes with the Company’s and any of its Affiliates’ relationship with, or endeavors to entice away from the Company and any of its Affiliates, any person who at any time, during the period that the Participant was employed by the Company or its Affiliates, was an employee or customer of the Company or any of its Affiliates or otherwise had a material business relationship with the Company or any of its Affiliates.